Dennis G. Newkirk
                                                               (713) 423-3332

                                                               EXHIBIT 99.1







FOR IMMEDIATE RELEASE


               NL REPORTS FIRST PROFITABLE QUARTER IN THREE YEARS


HOUSTON, TEXAS -- January 30, 1995 -- NL Industries, Inc. (NYSE:NL) returned to profitability with net income for the fourth quarter of 1994 of $2.5 million, or $.05 per share, on sales of $224 million compared to a net loss in the fourth quarter of 1993 of $49.6 million, or $.97 per share, on sales of $183 million. NL's net loss for 1994 was $24.0 million, or $.47 per share, on sales of $888 million. J. Landis Martin, President and CEO, stated, "After incurring losses for the previous twelve quarters, we are pleased with NL's return to profitability in the fourth quarter of 1994. We expect 1995 to be profitable with anticipated improvements in titanium dioxide pigments prices and demand." The improvement in NL's results was driven by higher prices and strong production and sales volumes for titanium dioxide pigments ("TiO2"). The 1993 fourth quarter results include an extraordinary loss of $27.8 million related to early extinguishment of debt.

Operating income of Kronos' TiO2 business in 1994 was $80.5 million, an increase of $44.4 million over 1993. Kronos' operating income in the fourth quarter of 1994 of $28.7 million was $22.9 million higher than 1993. Average TiO2 selling prices in the quarter were 6% higher than the fourth quarter of 1993 and 3% higher than the third quarter of 1994. Average TiO2 prices at year-end 1994 were 10% above the low point reached in 1993. Kronos' fourth quarter sales volumes increased 13% over 1993.

Rheox's operating income rose 17% on higher volumes and lower costs. Lower debt and lower average interest rates also contributed to NL's improved results.

Income taxes for the fourth quarter of 1994 include a $5 million benefit resulting from the final settlement of certain U.S. income tax examinations.

NL also announced that it will spend approximately $25 million in capital expenditures for a debottlenecking project at its Leverkusen, Germany chloride process TiO2 facility. The 20,000 metric ton expansion project is expected to increase NL's annual attainable TiO2 production capacity to approximately 400,000 metric tons in 1997.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.
                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                        Quarters ended              Years ended
                                                         December 31,              December 31,
                                                        1993         1994         1993           1994
Net sales:

  Kronos                                                   $157.7      $195.3        $ 697.0         $770.1
  Rheox                                                      25.6        28.5          108.3          117.9

                                                           $183.3      $223.8        $ 805.3         $888.0

Operating income:
  Kronos                                                   $  5.8      $ 28.7        $  36.1         $ 80.5
  Rheox                                                       5.6         7.0           26.3           30.8

    Operating income                                         11.4        35.7           62.4          111.3

General corporate income (expense):
  Securities earnings                                         2.8         1.8            8.5            3.9
  Expenses, net                                             (12.4)      (16.3)         (41.6)         (44.7)
  Interest expense                                          (23.2)      (20.9)         (99.1)         (83.9)

    Income (loss) before income taxes                       (21.4)         .3          (69.8)         (13.4)

Income tax benefit (expense)                                 (1.4)        2.4          (12.7)          (9.8)

Minority interest                                             (.2)        (.2)           (.7)           (.8)

    Income (loss) before extraordinary
     item and cumulative effect of
     change in accounting principle                         (23.0)        2.5          (83.2)         (24.0)

Extraordinary item                                          (27.8)         -           (27.8)            -
Cumulative effect of change in
 accounting principle                                         1.2          -             1.2             -

    Net income (loss)                                      $(49.6)     $  2.5        $(109.8)        $(24.0)

Per share of common stock:
  Before extraordinary item and
   cumulative effect of change
   in accounting principle                                 $ (.44)     $  .05        $ (1.63)        $ (.47)
  Extraordinary item                                         (.55)        -             (.55)           -
  Cumulative effect of change
   in accounting principle                                    .02         -              .02            -

    Net income (loss)                                      $ (.97)     $  .05        $ (2.16)        $ (.47)

Weighted average common shares
 outstanding                                                 50.9        51.0           50.9           51.0